Exhibit 10.36

COOPER-STANDARD AUTOMOTIVE INC.

LONG-TERM INCENTIVE PLAN

ARTICLE 1.
PURPOSE AND DURATION

Section 1.1.  Purpose.  The purpose of the Cooper-Standard Automotive Inc. Long-Term Incentive Plan is to motivate key employees of the Company and its Affiliates who have the prime responsibility for the operations of the Company and its Affiliates to achieve performance objectives, measured on a long-term basis, that are aligned with the Company’s strategic goals and which are intended to result in increased value to the shareholders of the Company.

Section 1.2.  Duration.  The Plan is effective for performance periods beginning on and after January 1, 2007, and will remain in effect until terminated pursuant to Article 9.

ARTICLE 2.
DEFINITIONS AND CONSTRUCTION

Section 2.1.  Definitions.  Wherever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

(a)

“Administrator” means, with respect to executive officers of the Company, the Committee, and with respect to all other key employees, the Chief Executive Officer of the Company.

(b)

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act, or any successor rule or regulation thereto.

(c)

“Base Salary” of a Participant means the annual rate of base pay in effect for such Participant as of the last day of the Performance Period, or such other date as the Administrator specifies.

(d)

“Board” means the Board of Directors of the Company.

(e)

“Cause” means:  (1) if the Participant is subject to an employment agreement with the Company or an Affiliate that contains a definition of “cause”, such definition, or (2) otherwise, any of the following as determined by the Administrator:  (A) the Participant’s willful failure to perform his lawful and reasonable duties or to follow the lawful and reasonable directives of the Board or Chief Executive Officer which is not cured within a reasonable period of time following written notice, other than as a result of Participant’s mental or physical disability; (B) the Participant’s conviction of, or plea of “no contest” to, a (x) felony, or (y) any crime against the Company or an Affiliate involving a dishonest act or common law fraud; (C) the Participant’s willful malfeasance or misconduct which is demonstrably injurious to the Company or any of its Affiliates; or (D) a willful and material breach by the Participant of the restrictive covenants, including, without limitation, any non-compete, non-solicitation or confidentiality provisions to which the Participant is bound pursuant to a written agreement with the Company or an Affiliate.

(f)

“Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a particular provision of the Code shall be deemed to include any successor provision thereto.

(g)

“Company” means Cooper-Standard Automotive Inc., and any successor thereto as provided in Article 12.

(h)

“Committee” means the Compensation Committee of the Board.

(i)

“Disability” means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Administrator.  The Participant will be required to submit such medical evidence or to undergo a medical examination by a doctor selected by the Administrator as the Administrator determines is necessary in order to make a determination hereunder.

(j)

“Exchange Act” means the Securities Exchange Act of 1934, as amended.  Any reference to a particular provision of the Exchange Act shall be deemed to include any successor provision thereto.

(k)

“Excluded Items”  means any gains or losses from the sale of assets outside the ordinary course of business, any gains or losses from discontinued operations, any extraordinary gains or losses, the effects of accounting changes, any unusual, nonrecurring, transition, one-time or similar items or charges, and any other items that the Administrator determines.

(l)

“Inimical Conduct” means any act or omission that is inimical to the best interests of the Company or any Affiliate, as determined by the Administrator, including but not limited to: (1) violation of any employment, noncompete, confidentiality or other agreement in effect with the Company or any Affiliate, (2) taking any steps or doing anything which would damage or negatively reflect on the reputation of the Company or an Affiliate, or (3) failure to comply with applicable laws relating to trade secrets, confidential information or unfair competition.

(m)

“Participant” means a key employee of the Company or an Affiliate who has been approved for participation in the Plan by the Administrator.

(n)

“Performance Award” means an opportunity granted to a Participant to receive a payment based in whole or part on the extent to which one or more Performance Goals for one or more Performance Measures are achieved for the Performance Period, subject to the conditions described in the Plan and that the Administrator otherwise imposes.

(o)

“Performance Measures” means the category of categories of performance that must be achieved as determined by the Administrator at the time of grant of a Performance Award.  Performance Measures may be measured (1) for the Company on a consolidated basis, (2) for any one or more Affiliates or divisions of the Company and/or (3) for any other business unit or units of the Company or an Affiliate as defined by the Administrator at the time of selection.  In addition, the Administrator may prescribe subjective Performance Measures or

Performance Measures based on the Participant’s most recent employment evaluation as a condition to receiving all or any portion of an award payment.

(p)

“Performance Goal” means the level(s) of performance for a Performance Measure that must be attained in order for a payment to be made under a Performance Award, and/or for the amount of payment to be determined based on the Performance Scale.

(q)

“Performance Period” means a period of one or more fiscal years of the Company or an Affiliate, as selected by the Administrator.

(r)

“Performance Scale” means, with respect to a Performance Measure, a scale from which the level of achievement may be calculated for any given level of actual performance for such Performance Measure.  The Performance Scale may be a linear function, a step function, a combination of the two, or any other manner of measurement as determined by the Administrator.

(s)

“Plan” means the arrangement described herein, as from time amended and in effect.

(t)

“Retirement” means termination of employment with the Company and its Affiliates (without Cause) on or after (1) attainment of age 65 or (2) attainment of the age and service necessary to qualify for early retirement under the Cooper-Standard Automotive Inc. Salaried Retirement Plan, as amended.

Section 2.2.  Gender and Number.   Except where otherwise indicated by the context, any masculine term used herein includes the feminine, the plural includes the singular, and the singular the plural.

Section 2.3.  Severability.  In the event any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the said illegal or invalid provision had not been included.

ARTICLE 3.
ELIGIBILITY

Section 3.1.  Selection of Participants.  The Administrator shall select the key employees of the Company or an Affiliate for participation in the Plan.  No employee shall have any right to receive a Performance Award in any year even if a Performance Award has been previously granted in prior years.  In general, it is expected that the Administrator will determine which key employees are to receive a Performance Award prior to, or within the first ninety (90) days of, the first day of the applicable Performance Period.

Section 3.2.  Termination of Approval.  Until the earlier of the end of a Performance Period or a Participant’s termination of employment, the Administrator may withdraw its approval for participation for a Participant at any time.  In the event of such withdrawal, the employee concerned shall cease to be an active Participant as of the date selected by the Administrator, the employee’s Performance Awards shall be cancelled, and the employee shall not be entitled to any payment unless the Administrator determines otherwise.  The Administrator shall notify the employee of such withdrawal as soon as practicable following such action.

Section 3.3.  New Hires; Transfers In, Out and Between Eligible Positions.

(a)

Notwithstanding Section 3.1, for a key employee who is hired or promoted into a position that is eligible for a Performance Award, the Administrator may (1) select such key employee as a Participant at any time during the course of a Performance Period, (2) take action as a result of which there is an additional Performance Award made to a key employee who, as to a Performance Period that is in progress, is already a Participant and as to whom a Performance Award is already in effect where the additional Performance Award relates to the same Performance Period, or (3) change the Performance Goals, Performance Measures, Performance Scale or potential award amount under a Performance Award that is already in effect.  In such event, the Administrator may, but is not required to, prorate the amount that would otherwise be payable under such Performance Award if the Participant had been employed during the entire Performance Period to reflect the period of actual employment during the Performance Period.

(b)

If a Participant is demoted during a Performance Period, the Administrator may decrease the potential award amount of any Performance Award, or revise the Performance Goals, Performance Measures or Performance Scale, as determined by the Administrator to reflect the demotion, or may withdraw its approval for participation in accordance with Section 3.2.

(c)

If a Participant is transferred from employment by the Company to the employment of an Affiliate, or vice versa, the Administrator may revise the Participant’s Performance Award to reflect the transfer, including but not limited to, changing the potential award amount, Performance Measures, Performance Goals and Performance Scale.

Section 3.4.  Termination of Employment.

(a)

Except as otherwise provided under the terms of an employment or severance agreement between a Participant and the Company, or under the Company’s Change of Control Severance Pay Plan, no Participant shall earn an incentive award for a Performance Period unless the Participant is employed by the Company or an Affiliate (or is on an approved leave of absence) on the last day of such Performance Period, unless employment was terminated during the period as a result of Retirement, Disability or death at a time when the Participant could not have been terminated for Cause, or unless payment is approved by the Administrator after considering the cause of termination.

(b)

If a Participant’s employment is terminated as a result of death, Disability or Retirement, at a time when the Participant could not have been terminated for Cause, then unless otherwise determined by the Administrator, the Participant (or the Participant’s estate in the event of his death) shall be entitled to receive an amount equal to the product of (x) the amount calculated under Section 5.1, but treating the year in which such termination occurs as the end of the Performance Period and (y) a fraction, the numerator of which is the number of the Participant’s days of employment during the Performance Period for such award and the

denominator of which is the number of days in the Performance Period for such award.   Payment shall be made within 2½ months following the end of the year in which such the Participant’s termination of employment occurs.

ARTICLE 4.
CONTINGENT PERFORMANCE AWARDS

At the time of grant of a Performance Award, the Administrator shall determine for each award the Performance Measure(s), the Performance Goal(s) for each Performance Measure, the Performance Scale (which may vary for different Performance Measures), and the amount payable to the Participant if and to the extent the Performance Goals are met (as measured from the Performance Scale).  The amount payable to a Participant may be designated as a flat dollar amount or as a percentage of the Participant’s Base Salary, or may be determined by any other means as the Administrator may specify at the time the Performance Award is granted.

ARTICLE 5.
PAYMENT

Section 5.1.  Evaluating Performance and Computing Awards.

(a)

As soon as practicable following the close of a Performance Period, the Administrator shall determine whether and to what extent the Performance Goals and other material terms of the Performance Award issued for such period were satisfied, and shall determine whether any discretionary adjustments under Subsection (b) shall be made.  Based on such certification, the Administrator (or its delegee) shall determine the award amount payable to a Participant under the Performance Award for that Performance Period.

(b)

The Administrator may adjust each Participant’s potential award amount under any Performance Award, based upon overall individual performance and attainment of goals up to a maximum of plus one hundred and fifty percent (+150%) or down to a maximum of minus eighty percent (-80%).

Section 5.2.  Timing and Form of Payment.  When the payment due to the Participant has been determined, unless otherwise deferred pursuant to a Participant’s election under the Company’s Deferred Compensation Plan, payment shall be made in a cash lump sum within 2½ months following the close of the Performance Period.

Section 5.3.  Inimical Conduct.  Notwithstanding the foregoing, after the end of the Performance Period for which the payment has accrued, but before payment or deferral is made, if the Participant engages in Inimical Conduct, or if the Company determines after a Participant’s termination of employment that the Participant could have been terminated for Cause, the Performance Award shall be automatically cancelled and no payment or deferral shall be made.  The Administrator may suspend payment or deferral (without liability for interest thereon) pending the Administrator’s determination of whether the Participant was or should have been terminated for Cause or whether the Participant has engaged in Inimical Conduct.

ARTICLE 6.
ADJUSTMENTS

In the event of any change in the outstanding shares of Company Common Stock by reason of any stock dividend or split, recapitalization, reclassification, merger, consolidation or exchange of shares or other similar corporate change, then if the Administrator shall determine that such change necessarily or equitably requires an adjustment in the Performance Goals established under a Performance Award, such adjustments shall be made by the Administrator and shall be conclusive and binding for all purposes of this Plan.  No adjustment shall be made in connection with the issuance by the Company of any warrants, rights, or options to acquire additional shares of Common Stock or of securities convertible into Common Stock.

ARTICLE 7.
RIGHTS OF PARTICIPANTS

Section 7.1.  No Funding.  No Participant shall have any interest in any fund or in any specific asset or assets of the Company or any Affiliate by reason of any Performance Award under the Plan.  It is intended that the Company has merely a contractual obligation to make payments when due hereunder and it is not intended that the Company or any Affiliate hold any funds in reserve or trust to secure payments hereunder.

Section 7.2.  No Transfer.  No Participant may assign, pledge, or encumber his or her interest under the Plan, or any part thereof.

Section 7.3.  No Implied Rights; Employment.  Nothing contained in this Plan shall be construed to:

(a)

Give any employee or Participant any right to receive any award other than in the sole discretion of the Administrator;

(b)

Limit in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time; or

(c)

Be evidence of any agreement or understanding, express or implied, that a Participant will be retained in any particular position or at any particular rate of remuneration.

ARTICLE 8.
ADMINISTRATION

Section 8.1.  General.  The Plan shall be administered by the Administrator. If at any time the Committee shall not be in existence, the Board shall assume the Committee’s functions and each reference to the Committee herein shall be deemed to include the Board.

Section 8.2.  Authority.  In addition to the authority specifically provided herein, the Administrator shall have full power and discretionary authority to: (a) administer the Plan, including but not limited to the power and authority to construe and interpret the Plan; (b) correct errors, supply omissions or reconcile inconsistencies in the terms of the Plan or any Performance Award; (c) establish, amend or waive rules and regulations, and appoint such agents, as it deems appropriate for the Plan’s administration; and (d) make any other determinations, including factual determinations, and take any other action as it determines is necessary or desirable for the Plan’s administration.

Section 8.3.  Delegation of Authority.  The Administrator may delegate to one or more officers of the Company any or all of the authority and responsibility of the Administrator. If the Administrator has made such a delegation, then all references to the Administrator in this Plan include such officer(s) to the extent of such delegation.

Section 8.4.  Decision Binding

.  The Administrator’s determinations and decisions made pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons who have an interest in the Plan or an award, and such determinations and decisions shall not be reviewable.

ARTICLE 9.
AMENDMENT AND TERMINATION

Section 9.1.  Amendment.  The Committee may modify or amend, in whole or in part, any or all of the provisions of the Plan or any Performance Award, and may suspend the Plan or any Performance Award, at any time; provided, however, that no such modification, amendment, or suspension may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment due under the Plan with respect to Performance Periods completed prior to the date of such modification, amendment or suspension.

(a)

Termination.  The Committee may terminate the Plan at any time; provided, however, that no such termination may, without the consent of the Participant or his legal representative in the case of his death, adversely affect the amount of any payment due under the Plan with respect to Performance Periods completed prior to the date of such termination.

ARTICLE 10.
TAX WITHHOLDING

The Company shall have the right to deduct from all cash payments made hereunder (or from any other payments due a Participant) any foreign, federal, state, or local taxes required by law to be withheld with respect to such cash payments.

ARTICLE 11.
OFFSET

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company or any Affiliate without the consent of the Participant (or his estate, in the event of the Participant’s death).

ARTICLE 12.
SUCCESSORS

All obligations of the Company under the Plan with respect to Performance Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.  The Plan shall be binding upon and inure to the benefit of the Participants and their heirs, executors, administrators and legal representatives.

ARTICLE 13.
DISPUTE RESOLUTION

This Plan and the rights and obligations hereunder shall be governed by and construed in accordance with the internal laws of the State of  Michigan (excluding any choice of law rules that may direct the application of the laws of another jurisdiction).  Unless prohibited by law, any legal action or proceeding with respect to this Plan or any Performance Award, or for recognition and enforcement of any judgment in respect to this Plan or any Performance Award, may only be heard in  a “bench” trial, and any party to such action or proceeding shall agree to waive its right to a jury trial.  Any legal action or proceeding with respect to this Plan or any Performance Award must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.